                                   EXHIBIT "B"

                          ING INVESTMENT MANAGEMENT LLC

                              ADVISORY FEE SCHEDULE

                               AS OF APRIL 1, 2001

ANNUAL ASSET MANAGEMENT FEES (based on assets under management):

                                 ASSET CLASS                                                BASIS POINT FEE
--------------------------------------------------------------------------------       -----------------------
-    Public bonds, MBS, CMO-A preferred stock, insured residential mortgage and                 20.0
     sort term investments
-    Private placements (investment grade)                                                      20.0
-    below investment grade                                                                     25.0
-    derivatives                                                                                50.0
-    CMO-B                                                                                      50.0
-    actively managed common stock and other high yield stock programs                          50.0
-    indexed common stocks                                                                        10
-    commercial mortgages                                                                       20.0
-    real estate, foreclosed mortgages, and problem commercial loans                            72.7
-    portfolio management and investment services (applied to all assets               1.8 b.p. for first $1.0
     under management per portfolio)                                                   billion and 0.8 b.p.
                                                                                       for the excess
-    Separate accounts, segregated funds, and pension trusts                           5.0 b.p. in additional
                                                                                       to the assets class
                                                                                       charge

PRODUCTION FEE (one-time fee assessed at close of transaction):

                                 ASSET CLASS                                              BASIS POINT FEE
--------------------------------------------------------------------------------       -----------------------
-    private placements (investment grade)                                                      20.7
-    private placements (international-investment grade)                                        30.0
-    private placements (BIG)                                                                   40.0
-    commercial mortgages                                                                       16.7

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